UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  September 2, 2009

Heron Lake BioEnergy, LLC

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-51825	41-2002393
(Commission File Number)	(I.R.S. Employer Identification No.)

91246 390th Avenue
Heron Lake, MN	56137-1375
(Address Of Principal Executive Offices)	(Zip Code)

(507) 793-0077

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 8 are not applicable and therefore omitted.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On September 2, 2009, Heron Lake BioEnergy, LLC (the “Company”) entered into a Ethanol Purchase and Marketing Agreement (the “Agreement”) with C&N Ethanol Marketing Corporation (“C&N”).

Under the Agreement, C&N will purchase, market and re-sell all of the ethanol produced at the Company’s plant for the three year term of the Agreement.  Following the three year term, the Agreement will automatically renew for subsequent year terms unless either party terminates the agreement 60 days before the end of the term.  C&N will provide the Company with a remittance by Wednesday of each week for shipments of ethanol in the previous week and the Company will receive payment against that remittance on the following Wednesday.  C&N will pay the Company the gross sales price to the customer less expenses and a 1% marketing fee after expenses.  The Agreement also contains provisions addressing other matters, including forecasting, the quality of product, transfer of title and auditing of records.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1.

Additionally, the Company has notified RPMG, Inc. (“RPMG”) of the termination effective September 30, 2009 of the Ethanol Fuel Marketing Agreement between the Company and RPMG, Inc. dated August 7, 2006 (the “Prior Agreement”). The Company terminated the Prior Agreement at the end of its initial term in accordance with its terms prior to automatic renewal. Under the Prior Agreement, RPMG marketed all ethanol produced by the Company’s ethanol plant pursuant to a pooled marketing arrangement. The Company received a price equal to the actual pooled price received by RPMG, less the expense of distribution and a marketing fee charged per gallon of ethanol sold.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description

10.1	Ethanol Purchase and Marketing Agreement dated September 2, 2009 by and between Heron Lake BioEnergy, LLC and C&N Ethanol Marketing Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HERON LAKE BIOENERGY, LLC

By:	/s/ Robert J. Ferguson
Robert J. Ferguson
Chief Executive Officer

Date:   September 8, 2009